Exhibit 23.4

Dorian LPG Ltd.
27 Signal Road
Stamford, CT 06902

April 29, 2014

Dear Sir/Madam:

        Reference is made to the registration statement on Form F-4 (the "Registration Statement") and the prospectus (the "Prospectus") of Dorian LPG Ltd. (the "Company") relating to the proposed registration and exchange offering of the Company's securities under the Securities Act of 1933, as amended. We hereby consent to all references to our name in the Prospectus and the use of the statistical information supplied by us set forth in sections of the Prospectus entitled "Prospectus Summary", "Risk Factors", and "The LPG Shipping Industry". We further advise you that our role has been limited to the provision of such statistical data. With respect to such statistical data, we advise you that:

  (i)
  some information in our database is derived from estimates or subjective judgments;

  (ii)
  the information in the databases of other maritime data collection agencies may differ from the information in our database; and

  (iii)
  while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company and the reference to our firm in the section of the Prospectus entitled "Experts".

Yours sincerely,

/s/ STANISLAV EVTIMOV Poten & Partners (UK) Ltd.